EXHIBIT 5.1
OPINION AND CONSENT OF HEWITT & O’NEIL LLP
April 12, 2006
Quiksilver, Inc.
15202 Graham Street
Huntington Beach, CA 92649
Re:	Quiksilver, Inc. — Registration Statement for Offering of an Aggregate of 2,000,000 Shares of Common Stock
Dear Ladies and Gentlemen:
     We have acted as counsel to Quiksilver, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 1,000,000 shares of the Company’s common stock (the “Option Shares”) authorized for issuance under the Company’s 2000 Stock Incentive Plan, as amended (the “2000 Plan”), and 1,000,000 shares of the Company’s common stock (the “Restricted Shares”) authorized for issuance under the Company’s 2006 Restricted Stock Plan (the “Restricted Stock Plan”) (collectively, the Option Shares and the Restricted Shares are referred to as the “Shares”).
     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
     We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the establishment of the 2000 Plan and the Restricted Stock Plan. Based on such review, we are of the opinion that, (i) if, as and when the Option Shares have been issued and sold (and the consideration therefor received) pursuant to the provisions of option agreements or stock purchase rights duly authorized under the 2000 Plan and in accordance with the Registration Statement, such Option Shares will be duly authorized, legally issued, fully paid and nonassessable and (ii) if, as and when the Restricted Shares have been issued and sold (and the consideration therefor received) pursuant to the provisions of the restricted stock agreements authorized under the Restricted Stock Plan and in accordance with the Registration Statement, such Restricted Shares will be duly authorized, legally issued, fully paid and non-assessable.
     We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.
     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company and the Shares.
Very truly yours,
/s/ Hewitt & O’Neil LLP
HEWITT & O’NEIL LLP